Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

LRE GP, LLC

This Limited Liability Company Agreement (this “Agreement”) of LRE GP, LLC is adopted, executed, and agreed to by the sole Member (as defined below), as of May 5, 2011.

1.                                      Formation.  LRE GP, LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).  The Certificate of Formation (the “Certificate”) was filed on April 28, 2011 with the Secretary of State of the State of Delaware.

2.                                      Name.  The name of the Company is, and the business of the Company shall be conducted under the name of, “LRE GP, LLC”.

3.                                      Term.  The Company commenced its existence on the effective date of the filing of the Certificate.  The Company shall continue until terminated pursuant to Section 12.

4.                                      Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other place as the Member may designate in the manner provided by law.  The registered agent for service of process at such address shall be the initial registered agent named in the Certificate or such other person as the Member may designate in the manner provided by law.

5.                                      Purposes and Permitted Activities.  The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6.                                      Sole Member.  Lime Rock Management LP, a Delaware limited partnership, shall be the sole member of the Company (the “Member”).

7.                                      Contributions.  The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00.  Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8.                                      Distributions.  The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

9.                                      Management.  (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, a Board of Directors (the “Board”) to be comprised of such number of managers (“Directors”) as shall be determined by the Member.  The Board shall possess all rights and powers which are possessed by managers under the Act and otherwise by law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement.  The Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate or this Agreement.  The number of Directors shall initially be four; but the number of Directors may be changed by the Member.  The initial Directors of the Company shall be Charles W. Adcock, Eric D. Mullins, Jonathan C. Farber and Townes G. Pressler, Jr.  Directors need not be residents of the State of Delaware or Members of the Company.  The Board, in its discretion, may elect a chairman of the Board who shall preside at any meetings of the Board.

(b) The Board may, from time to time, appoint one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Board may determine. Any Representative so designated shall have such title and authority and perform such duties as the Board may, from time to time, designate or as are normally associated with such office.

(c) Except as otherwise agreed by unanimous written consent, (i) all decisions and actions of the Board shall require approval of a majority of the Directors present at a meeting of the Board at which a quorum (defined as a majority of the full Board) is present and (ii) no Director shall have any unilateral right or authority to take any action on behalf of the Company to bind or commit the Company except in such Director’s capacity as an authorized officer of the Company while acting in accordance with such authorization.

10.                               Indemnification.

(a) No Director shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if such Director’s conduct shall not have constituted gross negligence or willful misconduct.

(b) To the fullest extent permitted by law, each Director, Member and Representative (each individually a “Covered Person” and collectively, the “Covered Persons”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Covered Person may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Covered Person continued to be a Covered Person or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person.  The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person or that the conduct giving rise to such liability was not in the best interest of the Company.  The Company shall also indemnify the Covered Person if the Covered Person is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Covered Person is or was an agent of the Company, or any affiliate of the Company and was acting at the request of the Company, against any Losses incurred by the Covered Person in connection with the defense or settlement of such action; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Covered Person.  The Company may advance the Covered Person any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Covered Person on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Covered Person provides a written undertaking to repay to the Company the amounts of such advances in the event that the Covered Person is determined to be not entitled to indemnification hereunder.

(c)  The indemnification provided pursuant to this Section 10 shall not be deemed to be exclusive of any other rights to which the Covered Persons may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns and administrators of the Covered Persons.

(d) Any indemnification pursuant to this Section 10 shall be payable only from the assets of the Company.

11.                               Limitation of Liability.  The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement,  and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.  No Director, by reason of his or her acting as a Director of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.

12.                               Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.

13.                               Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14                                  Subject to All Laws.  The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15                                  Amendment.  This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

Lime Rock Management LP

By:	Lime Rock Management GP, LLC,
its general partner

	By:	/s/ Jonathan C. Farber
	Name:	Jonathan C. Farber
	Title:	Manager